Exhibit (a)(1)(A)

Offer to Purchase for Cash Up to 55,000,000 Shares of its Common Stock

at a Purchase Price Not Greater Than $92.00 nor Less Than $82.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

EASTERN TIME, ON AUGUST 7, 2007, UNLESS THE OFFER IS EXTENDED

Dominion Resources, Inc., a Virginia corporation (the “Company,” “Dominion” “we,” or “us”), is offering to purchase up to 55,000,000 shares of its common stock, without par value (the “common stock”), at a price not greater than $92.00 nor less than $82.00 per share, net to the seller in cash without interest and less any applicable withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

After the Offer expires, we will examine the prices chosen by tendering stockholders. We then will select the lowest purchase price, starting at $82.00 and increasing in increments of $0.25 to a maximum of $92.00, that will allow us to purchase 55,000,000 shares. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires. See Sections 1 and 3.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

You may direct questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, to Georgeson Inc., which is acting as the Information Agent, or to Morgan Stanley & Co. Incorporated or Merrill Lynch & Co., which are the Dealer Managers for the Offer. Their addresses and telephone numbers appear on the back cover of this Offer to Purchase.

The Dealer Managers for the Offer are:

MORGAN STANLEY	MERRILL LYNCH & CO.

July 10, 2007

The shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “D.” On June 27, 2007, the last full trading day before we announced our intention to make the Offer, the reported closing price of our common stock on the NYSE was $83.55 per share. On July 6, 2007, the last trading day prior to printing this Offer to Purchase, the reported closing price of our common stock on the NYSE was $86.19 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved our making the Offer. However, neither Dominion, our Board of Directors, the Dealer Managers, the Information Agent nor the Depositary named on the back cover of this Offer to Purchase makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

IMPORTANT

If you want to tender all or part of your shares, for each different way in which you own shares that you intend to tender, you must follow the applicable instructions before the Offer expires or earlier as described in Section 3:

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if you hold certificates in your own name, have uncertificated direct registration shares (“DRS Shares”) or shares through Dominion Direct (our direct stock purchase and dividend reinvestment plan) complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares (if you hold certificates in your own name) and any other documents required by the Letter of Transmittal, to the Depositary named on the back cover at its address shown on the Letter of Transmittal;

•

if you are a participant in our Savings Plans, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the Savings Plans enclosed with this Offer to Purchase;

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you; or

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

The Offer, proration period and withdrawal rights will expire at 5:00 p.m. Eastern time, on August 7, 2007, unless the Offer is extended (the “Expiration Time”).

If you want to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined by the Company Pursuant to the Offer.” If you agree to accept the purchase price determined pursuant to the Offer, your shares will be deemed to be tendered at the minimum price of $82.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $82.00 per share.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary to allow us to make a legal offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, at 888-605-7548, Morgan Stanley & Co. Incorporated, or Merrill Lynch & Co., the Dealer Managers for the Offer, at 866-818-4954 or 877-653-2948, respectively.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the purchase price or prices at which you should tender your shares. You should rely only on the information contained in this document or to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Dominion or any of its subsidiaries or affiliates since the date of this Offer to Purchase. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “Dominion,” “we,” “our” or “us.” We refer to the shares of our common stock as the “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

Dominion Resources, Inc.

What is the Company offering to purchase?

We are offering to purchase up to 55,000,000 shares of our common stock, without par value. In addition, subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase additional shares, representing up to 2% of our outstanding shares (approximately 7 million shares). See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares. The price range for the Offer is $82.00 to $92.00 per share. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 55,000,000 shares, or such lesser number of shares as are properly tendered. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine. We will determine the purchase price for tendered shares promptly after the Offer expires. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, without interest and less any applicable withholding taxes, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined by the Company Pursuant to the Offer” in which case your shares will be deemed to be tendered at the minimum price of $82.00 per share. You should understand that this election may lower the purchase price of our common stock in the Offer and could result in your shares being purchased at the minimum price of $82.00 per share.

How many shares will the Company purchase in the Offer?

We will purchase up to 55,000,000 shares in the Offer (representing approximately 16% of our outstanding shares), or if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. If more than 55,000,000 shares are tendered, we will purchase shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares who have checked the applicable box on the Letter of Transmittal), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). See Sections 1 and 7.

In addition, subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase additional shares, representing up to 2% of our outstanding shares (approximately 7 million shares). See Section 1. We also expressly reserve the right, in our sole discretion, to purchase additional shares beyond this additional 2%, subject to applicable legal requirements. The Offer is not conditioned on any minimum number of shares being tendered. See Section 1. The Offer is, however, subject to other conditions. See Section 7.

How will the Company pay for the shares?

Assuming that 55,000,000 shares are purchased in the Offer at the maximum purchase price of $92.00 per share, the aggregate purchase price will be approximately $5.1 billion. The Company intends to pay for the shares tendered in the Offer and related expenses from our cash, including cash derived from the sale of most of our natural gas and oil exploration and production (“exploration and production”) assets. See Section 9.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire on Tuesday, August 7, 2007, at 5:00 P.M., Eastern time, unless we extend it. See Section 1.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline, for administrative reasons, for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

If you wish to tender shares held in the Savings Plans, you have an earlier deadline (three business days prior to the Expiration Time), which will be August 2, 2007, at 5:00 p.m. Eastern time, unless we extend the Offer. See the “Letter to Dominion Savings Plans Participants” sent separately to each participant of the Savings Plans who has an investment in our common stock in the Savings Plans. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 16. We cannot assure you that we will extend the Offer or indicate the length of any possible extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 16.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 16.

What is the purpose of the Offer?

In November 2006, we announced our decision to sell most of our exploration and production assets in order to put additional focus on growing our electric generation and electric and natural gas distribution, transmission, storage and retail businesses. This strategic repositioning is designed to enhance long-term value by realigning Dominion’s risk profile more closely with our peer investment group of utilities.

By October 2007, we expect to have completed our divestiture of all of our exploration and production assets that we plan to sell through a series of transactions with aggregate total gross proceeds (prior to closing adjustments) of approximately $13.9 billion. We are retaining our exploration and production assets in Appalachia, which accounted for approximately 15% of proved reserves and 8% of average daily production as of December 31, 2006.

We have previously announced our intention to use the after-tax proceeds of the sale of these assets to reduce our outstanding debt by between $3.2 billion to $3.5 billion and to use remaining net proceeds for repurchasing common stock in order to return value to our shareholders. This Offer is the most significant step in our plan to repurchase shares with proceeds from the sale of our exploration and production assets.

Our Board of Directors has determined that, in light of this strategic repositioning, the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our stockholders. Our Board of Directors believes that the Offer will provide stockholders with the opportunity to sell their shares, if they wish to do so, without potential disruption to the share price and without the usual transaction costs associated with market sales. Alternatively, stockholders may elect not to participate and as a result increase their percentage ownership of Dominion following the completion of the Offer. See Section 2.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Time, including, but not limited to:

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No legal action shall have been threatened, instituted or pending that seeks to challenge or delay the Offer or could reasonably be expected to materially adversely affect our or our subsidiaries’ business, condition (financial or otherwise), assets, results of operations or prospects or the value of the shares.

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No change that we deem material shall have occurred on or after July 8, 2007 in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to adversely affect our or our subsidiaries’ business, condition (financial or otherwise), assets, results of operations or prospects or the value of the shares or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in the shares.

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No general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred.

•

No commencement or escalation on or after July 8, 2007 of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business, shall have occurred.

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No decrease of more than 10% in the market price for the shares of our common stock or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on July 6, 2007, or any significant increase in interest rates after July 6, 2007, shall have occurred.

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No person shall have proposed, announced or made a tender or exchange offer, merger, acquisition, business combination or other similar transaction with or involving us, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the Offer or in connection with our planned dispositions of businesses described in Section 2).

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No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares (other than anyone who publicly disclosed such ownership in a Schedule 13D or 13G filed with the Securities and Exchange Commission (the “SEC”) on or before July 8, 2007). No person or group which has made such a filing on or before July 8, 2007 shall have acquired or proposed to acquire an additional 1% or more of our outstanding shares. In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding shares.

•

No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries (other than in connection with our planned dispositions of businesses, described in Section 2).

•

No material adverse change in our or our subsidiaries’ business, condition (financial or otherwise), assets, results of operations, prospects taken as a whole or the value of the shares shall have occurred or been threatened.

•

Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our common stock to be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is subject to these conditions, and a number of other conditions, all of which are described in greater detail in Section 7. If any of these conditions occurs, we will not be obligated to complete the Offer.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act.

How do I tender my shares?

If you want to tender all or part of your shares, for each different way in which you own shares that you intend to tender you must follow the applicable instructions before 5:00 P.M., Eastern time, on Tuesday, August 7, 2007 (or earlier as described below as required for participants in the Savings Plans or as your broker or other nominee may require), or any later time and date to which the Offer may be extended:

•

If you hold certificates in your own name, have DRS Shares or shares through Dominion Direct, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares (if you hold certificates in your own name) and any other documents required by the Letter of Transmittal to Continental Stock Transfer & Trust Company, the Depositary for the Offer (the “Depositary”);

•

If you are a participant in a Savings Plan, you must follow the separate instructions and procedures and meet the earlier deadline described in Section 3 of this Offer to Purchase and you must review the separate materials related to the Savings Plans in the “Letter to Dominion Savings Plans Participants” enclosed with this Offer to Purchase;

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you;

•

If you are an institution participating in the book-entry transfer facility (as defined in Section 3), you must tender your shares according to the procedure for book-entry transfer described in Section 3; or

•

If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do participants in our Savings Plans participate in the Offer?

Participants in our Savings Plans should not use the Letter of Transmittal to direct the tender of their shares in the plan, but instead must follow the separate instructions related to those shares in the “Letter to Dominion Savings Plans Participants” sent to participants in the plans along with this Offer to Purchase. If you are a participant in the Savings Plans and wish to have the trustee tender some or all shares held in the Savings Plans, you must complete, execute, and return the separate direction form included in the “Letter to Dominion Savings Plans Participants” at least three business days prior to the Expiration Time. See Section 3.

How do holders of currently exercisable stock options participate in the Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in

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accordance with the Offer. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer. See Section 3. If your stock awards have vested, you should follow the instructions applicable to shares held by a broker or shares held in your own name, as applicable to you. Holders of unvested stock awards or other restricted equity interests may not tender shares represented by such awards or interests unless they are fully vested.

You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the remaining time during which you can exercise your options, and the provisions for pro rata purchases by us described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, financial advisor, and/or broker. See Section 3.

What happens if more than 55,000,000 shares are tendered?

If more than 55,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase shares:

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first, from all holders of “odd lots” of less than 100 shares who validly tender all of their shares at or below the purchase price selected by us, and do not validly withdraw them before the Expiration Time;

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second, from all other stockholders who validly tender shares at or below the purchase price selected by us, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

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third, only if necessary to permit us to purchase 55,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have validly tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

Holders of “odd lots” will be given priority in the Offer. This means that these holders will not be subject to proration if more than 55,000,000 shares are tendered. To receive “odd lot” priority, you must:

•	validly tender your shares at or below the purchase price selected by us before the Offer expires and

•	complete the section entitled “Odd Lots” in the Letter of Transmittal including checking the appropriate box and, if applicable, in the Notice of Guaranteed Delivery.

If such conditions are met, we will purchase all of your shares without subjecting them to the proration procedure. The “odd lot” priority will not apply to participants in our Savings Plans. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 P.M., Eastern time, on Tuesday, August 7, 2007, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended.

If you are a participant in a Savings Plan, you must notify the trustee of the plan by three days before the Expiration Time, which will be August 2, 2007 by 5:00 p.m. Eastern time, unless we extend the Offer, to withdraw any shares that you have previously tendered. If the Offer is extended, you can withdraw your shares up to three business days prior to the expiration of the Offer as extended.

Once the Offer expires, you cannot withdraw your shares unless we do not accept them for payment before Wednesday, September 5, 2007. You may withdraw your shares at any time on or after that date if we have not accepted them for payment.

How do I withdraw shares I previously tendered?

To withdraw tendered shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. See Section 4.

Participants in our Savings Plans who wish to withdraw their shares must follow the instructions found in the “Letter to Dominion Savings Plans Participants” sent separately to each participant of the plans. See Section 3.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved our making the Offer. However, neither the Company, our Board of Directors, the Dealer Managers, the Depositary nor the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender, and the purchase price or prices at which you choose to tender your shares. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. After expiration of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may be higher than the purchase price to be paid to our stockholders in the Offer. Additionally, some of our directors and executive officers have pre-existing 10b5-1 stock trading plans. Through these plans, these directors or executive officers may engage in sales of shares in the open market during the duration of the Offer at prevailing market prices that may be higher than the purchase price to be paid to stockholders in the Offer. See Section 12.

If I decide not to tender, what should I do?

Nothing. No action is required.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On June 27, 2007, the last full trading day before we announced our intention to make the Offer, the reported closing price of our common stock on the NYSE was $83.55 per share. On July 6, 2007, the last trading day prior to printing this Offer to Purchase, the reported closing price of our common stock on the NYSE was $86.19 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price without interest and less any applicable withholding taxes, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until at least five business days after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you hold your shares through our Savings Plans, you will not have to pay brokerage fees or similar expenses. If you hold your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash from us in exchange for the shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes (and likely will be a taxable event for state and other income tax purposes) unless your tendered shares are held in the Savings Plans. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 15.

The Depositary will withhold U.S. federal taxes at a rate of 30% on the gross proceeds of the Offer paid to a non-U.S. stockholder, subject to reduction by applicable treaty or exemption for income that is “effectively connected with a U.S. trade or business,” as evidenced by forms that a non-U.S. stockholder furnishes to the Depositary.

For participants in the Savings Plans, the receipt of cash in exchange for the shares within the Savings Plans will not be a taxable event but may have future tax consequences as described in the “Letter to Dominion Savings Plans Participants.” We urge you to consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates or DRS Shares are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, toll-free at (888) 605-7548, or Morgan Stanley & Co. Incorporated at 1-866-818-4954 or Merrill Lynch & Co. at 1-877-653-2948, the Dealer Managers for the Offer. Banks and brokers may call the Information Agent at (212) 440-9800. Additional contact information for the Information Agent and the Dealer Managers are set forth on the back cover page of this document.

Participants in our Savings Plans who have questions relating to their plan should contact the relevant party set forth in the “Letter to Dominion Savings Plans Participants” sent separately to each participant of the Savings Plans who has an investment in our common stock in the Savings Plans.

FORWARD-LOOKING STATEMENTS

The information presented in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase includes forward-looking statements, in addition to historical information. Forward-looking statements contain statements concerning our expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, the reader can identify these forward-looking statements by such words as “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “should,” “could,” “plan,” “may” or other similar words.

We make forward-looking statements with full knowledge that risks and uncertainties exist that may cause actual results to differ materially from predicted results. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additionally, other factors may cause actual results to differ materially from those indicated in any forward-looking statement. These factors include but are not limited to:

•	Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;

•	Extreme weather events, including hurricanes and winter storms, that can cause outages, production delays and property damage to our facilities;

•	State and federal legislative and regulatory developments and changes to environmental and other laws and regulations, including those related to climate change, to which we are subject;

•	Cost of environmental compliance, including those costs related to climate change;

•	Risks associated with the operation of nuclear facilities;

•	Fluctuations in energy-related commodity prices and the effect these could have on our earnings, liquidity position and the underlying value of our assets;

•	Counterparty credit risk;

•	Capital market conditions, including price risk due to marketable securities held as investments in nuclear decommissioning and benefit plan trusts;

•	Fluctuations in interest rates;

•	Changes in rating agency requirements or credit ratings and their effect on availability and cost of capital;

•	Changes in financial or regulatory accounting principles or policies imposed by governing bodies;

•	Employee workforce factors including collective bargaining agreements and labor negotiations with union employees;

•	The risks of operating businesses in regulated industries that are subject to changing regulatory structures;

•	Changes in our ability to recover investments made under traditional regulation through rates;

•

Receipt of approvals for and timing of closing dates for acquisitions and divestitures, including our divestiture of The Peoples Natural Gas Company and Hope Gas, Inc. and the remaining divestitures of most of our exploration and production business;

•

Risks associated with any realignment of our operating assets, including the potential dilutive effect on earnings in the near term and costs associated with the sale of most of our exploration and production business;

•	Political and economic conditions, including the threat of domestic terrorism, inflation and deflation;

•	Completing the divestiture of investments held by our financial services subsidiary, Dominion Capital, Inc.; and

•	Changes in rules for regional transmission organizations in which we participate, including changes in rate designs and new and evolving capacity models.

Additionally, other risks that could cause actual results to differ from predicted results are set forth in Item 1A, in our Annual Report on Form 10-K for the year ended December 31, 2006 and updated in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

Our forward-looking statements are based on our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. We undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, without par value (the “common stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 55,000,000 shares at a price not greater than $92.00 nor less than $82.00 per share, net to the seller in cash without interest and less applicable withholding taxes.

The Offer will expire at 5:00 P.M., Eastern time, on Tuesday, August 7, 2007, unless extended (such date and time, as they may be extended, the “Expiration Time”).

After the Expiration Time, we will examine the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.25) that will allow us to purchase 55,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. See Sections 1 and 3.

In addition, subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase additional shares, representing up to 2% of the outstanding shares (approximately 7 million shares). Such a purchase of additional shares will not require us to extend the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

Tendering stockholders whose shares are registered in their own names and who tender directly to Continental Stock Transfer & Trust Company, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Section 3 hereof, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. Participants in our Savings Plans will not be charged a fee for the tender of shares held in the plan.

We will pay the fees and expenses incurred in connection with the Offer by Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., the Dealer Managers for the Offer, Continental Stock Transfer & Trust Company, the Depositary for the Offer, and Georgeson Inc., the Information Agent for the Offer. See Section 17.

The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept and pay for shares properly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

Our Board of Directors has approved our making the Offer. However, neither the Company, our Board of Directors, the Dealer Managers, the Depositary nor the Information Agent is making any recommendation as to whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares, and if so, how many shares to tender and at what price or prices, with your tax advisor, financial advisor and/or broker. You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after expiration of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may be higher than the purchase price to be paid to our stockholders in the Offer. However, some of our directors and executive officers have pre-existing 10b5-1 stock trading plans. Through these plans, these directors or executive officers may engage in sales of shares in the open market during the duration of the Offer at prevailing market prices that may be higher than the purchase price to be paid to stockholders in the Offer. See Section 12.

Section 15 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares pursuant to the Offer.

As of June 30, 2007, there were 348,905,095 shares of our common stock outstanding. The 55,000,000 shares that we are offering to purchase hereby represent approximately 16% of the total number of outstanding shares of our common stock as of June 30, 2007.

The shares are listed and traded on the NYSE under the symbol “D.” On June 27, 2007, the last full trading day before we announced our intention to make the Offer, the reported closing price of our common stock on the NYSE was $83.55 per share. On July 6, 2007, the last trading day prior to printing this Offer to Purchase, the reported closing price of our common stock on the NYSE was $86.19 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 55,000,000 shares of our common stock, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $92.00 nor less than $82.00 per share, net to the seller in cash without interest and less any applicable withholding taxes.

The term “Expiration Time” means 5:00 P.M., Eastern time, on Tuesday, August 7, 2007, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 16 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of the outstanding shares (approximately 7 million shares) without amending or extending the Offer. See Section 16.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration, except for “odd lots,” as discussed below. The period of time during which we are inviting tenders that may be accepted on a pro rata basis is called the “proration period.” The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	increase the price to be paid for shares above $92.00 per share or decrease the price to be paid for the shares below $82.00 per share;

•	increase the number of shares being sought in the Offer, and such increase in the number of shares being sought exceeds 2% of the outstanding shares (approximately 7 million shares); or

•	decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, Eastern time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 16, then the Offer will be extended until such tenth business day. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is subject to other conditions. See Section 7.

Stockholders desiring to tender shares must specify the price or prices, not greater than $92.00 nor less than $82.00 per share, at which they are willing to sell their shares to us in the Offer. Alternatively, stockholders desiring to tender shares and seeking to maximize the chance that their shares will be purchased can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered in the Offer. To do so, stockholders should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined by the Company Pursuant to the Offer.” Note that this election is deemed to be a tender of shares at the minimum price of $82.00 per share and could result in the tendered shares being purchased at the minimum price of $82.00 per share. A portion of the price range for the Offer is below the closing price of $83.55 per share on June 27, 2007, the last full trading day before we announced our intention to make the Offer. See Section 8 for recent market prices for the shares.

Promptly following the Expiration Time, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will then select the lowest purchase price starting at $82.00 and increasing in increments of $0.25, that will allow us to purchase 55,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), or such lesser number of shares as are properly tendered, pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions.

All shares tendered and not purchased under the Offer, including shares not purchased because of a tender price in excess of the purchase price, proration or conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time. See Section 3.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 55,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 55,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•

tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price we determine (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•

Third, if necessary to permit us to purchase 55,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the purchase price (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “Odd Lots” means all shares properly tendered prior to the Expiration Time at prices at or below the purchase price selected by us and not properly withdrawn by any person who owned beneficially or of record fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. The odd lot priority will not apply to participants in our Savings Plans. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio, the numerator of which is the number of shares to be purchased by the Company (55,000,000 shares or such larger amount as determined by the Company) less the number of shares tendered by Odd Lot Holders, and the denominator of which is the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not validly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until at least five business days after the Expiration Time. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 15, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer

In November 2006, we announced our decision to sell most of our exploration and production assets in order to put additional focus on growing our electric generation and electric and natural gas distribution, transmission, storage and retail businesses. This strategic repositioning is designed to enhance long-term value by realigning Dominion’s risk profile more closely with our peer investment group of utilities.

By October 2007, we expect to have completed our divestiture of all of our exploration and production assets that we plan to sell through a series of transactions with aggregate total gross proceeds (prior to closing adjustments) of approximately $13.9 billion. We are retaining our exploration and production assets in Appalachia which accounted for approximately 15% of proved reserves and 8% of average daily production as of December 31, 2006.

We have previously announced our intention to use a portion the after-tax proceeds of the sale of these exploration and production assets to reduce our outstanding debt by between $3.2 billion to $3.5 billion and to use remaining net proceeds for repurchasing common stock in order to return value to our shareholders. This Offer is the most significant step in our plan to repurchase shares with proceeds from the sale of our exploration and production assets.

Our Board of Directors has determined that, in light of this strategic plan, the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our stockholders. Our Board of Directors believes that the Offer will provide stockholders with the opportunity to sell their shares, if they wish to do so, without potential disruption to the share price and without the usual transaction costs associated with market sales. Alternatively, stockholders may elect not to participate and as a result increase their percentage ownership of Dominion following the completion of the Offer. See Section 2.

Our Board of Directors has approved our making the Offer. However, neither the Company, our Board of Directors, the Dealer Managers, the Depositary nor the Information Agent are making any recommendation to you as to whether to tender or refrain from tendering your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you tender shares. You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including information regarding the purposes and effects of the Offer. You should discuss whether to tender your shares with your tax advisor, financial advisor and/or broker.

Potential Benefits of the Offer. We have determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our stockholders, and that the Offer will provide benefits to us and our stockholders, including the following:

•

The Offer provides our stockholders with an opportunity to obtain cash with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales; and

•	If we complete the Offer, we will return cash to our stockholders who tender, while stockholders who do not tender will increase their percentage ownership in Dominion.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to Dominion and its continuing stockholders, including the following:

•	The Offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders.

•

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may be higher than the purchase price to be paid to our stockholders in the Offer. However, some of our directors and executive officers have pre-existing 10b5-1 stock trading plans. Through these plans, these directors or executive officers may engage in sales of shares in the open market during the duration of the Offer at prevailing market prices that may be higher than the purchase price to be paid to stockholders in the Offer. See Section 12.

Upon the completion of the Offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Dominion, and non-exercising, non-tendering option holders will, upon exercise, realize a greater relative ownership interest in Dominion than would have been realized in the absence of the Offer. However, there can be no assurance that Dominion will not issue additional shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering stockholders and non-exercising, non-tendering option holders.

Certain Effects of the Offer. Assuming that we purchase 55,000,000 shares in the Offer at a purchase price not greater than $92.00 nor less than $82.00 per share, the aggregate purchase price will be between approximately $4.5 billion and $5.1 billion. After the Offer is completed, Dominion believes that its cash flow from operations, proceeds from dispositions and access to capital will provide Dominion with adequate financial resources to continue to operate its business, including to fund capital expenditures.

Shares we acquire pursuant to the Offer will be retired in accordance with applicable law.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed in this Offer to Purchase, Dominion currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Dominion or any of its subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or the assets of our subsidiaries that is material to Dominion and our subsidiaries taken as a whole;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of Dominion;

•

any change in the present Board of Directors or management of Dominion, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in Dominion’s corporate structure or business;

•	any class of equity securities of Dominion becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of Dominion’s obligation to file reports under Section 15(d) of the Exchange Act;

•	any material acquisition by any person of additional securities of Dominion, or any material disposition by any person of securities of Dominion; or

•	any changes in our Articles of Incorporation and Bylaws, each as amended to date, or other governing instruments or other actions that could impede the acquisition of control of Dominion.

3.	Procedures for Tendering Shares

Proper Tender. For a stockholder to make a proper tender of shares under the Offer (i) the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Participants in our Savings Plans may not use the Letter of Transmittal to direct the tender of their shares in the plans, but instead must follow the separate instructions related to those shares in the “Letter to Dominion

Savings Plans Participants” sent to participants in the plans who hold our common stock along with this Offer to Purchase. If you are a participant in a Savings Plan and wish to have the trustee tender some or all shares held in the Savings Plan, you must complete, execute, and return the separate direction form included in the “Letter to Dominion Savings Plans Participants” at least three business days prior to the Expiration Time. See Sections 1 and 3.

The proper tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of and subject to the conditions to the Offer.

Each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined by the Company Pursuant to the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $82.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $82.00 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered At A Price Determined By You.” A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined by the Company Pursuant to the Offer.” For purposes of determining the purchase price, those shares that are tendered by stockholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $82.00 per share. A portion of the price range for the Offer is below the closing market price for the shares on June 27, 2007, the last full day of trading before we announced our intention to make the Offer. See Section 8 for recent market prices for the shares.

If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Shares Tendered At A Price Determined By You.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually select after the Expiration Time.

A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, stockholders who tendered multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

We urge stockholders who hold shares through a bank, broker, dealer, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender shares through their nominee and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Savings Plans. Participants in our Savings Plans who wish to have the trustee tender eligible shares attributable to their plan account must complete, execute and return to the plan trustee the tender direction form included in the “Letter to Dominion Savings Plans Participants” sent to each participant of the plans who holds our common stock. Participants in our Savings Plans may not use the Letter of Transmittal to direct the tender of their shares held in the plans, but instead must follow the separate direction form sent to them. Although the Offer will remain open to all shareholders until the Expiration Time, if the trustee does not receive a participant’s instructions three business days prior to the Expiration Time, the trustee will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter to Dominion Savings Plans Participants” and the separate instruction form carefully.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. If the certificates for shares or the DRS Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers or appropriate stock powers for the DRS Shares must be provided, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates or records for the DRS Shares, with the signatures on the certificates or stock powers guaranteed.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal that has been properly completed and duly executed and includes all required signature guarantees and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal that has been properly completed and duly executed and includes all required signature guarantees or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representations and Warranties; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good title thereto, free and clear of all security interests, liens, restrictions, claims and encumbrances, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering stockholder that: (1) the Offer is established voluntarily by us, it is discretionary in nature and it may be extended, modified, suspended or terminated by us as described in this Offer; (2) such stockholder is voluntarily participating in the Offer; (3) the future value of our common stock is unknown and cannot be predicted with certainty; (4) such stockholder has read and understands this Offer to Purchase; (5) such stockholder has consulted his or her tax and financial advisors with regard to how the Offer will impact his or her personal situation; (6) any foreign exchange obligations triggered by such stockholder’s tender of shares or receipt of proceeds are solely his or her responsibility; and (7) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, such stockholder acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, a tender of shares shall authorize us to withhold all applicable Tax Items legally payable by a tendering stockholder. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Proper Tender (Validity); Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured or waived. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions, will be final and binding on all parties. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Backup Withholding Tax; Information Reporting. Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”) unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the withholding agent, certifies under penalties of perjury that this number is correct and that the stockholder is exempt from backup withholding or otherwise establishes an exemption. If the withholding agent is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 15) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the withholding agent that the stockholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders are not subject to these backup withholding rules. For this purpose a Non-U.S. Holder is a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for United States federal income tax purposes). In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, attesting to that stockholder’s non-U.S. status. The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase.

Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult with their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

Withholding for Non-US. Holders. Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding tax, the withholding agent will deduct U.S. federal withholding taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or its agent, unless the withholding agent determines that a reduced rate of withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S Holder must deliver to the withholding agent a validly completed and executed IRS Form W-8BEN (or a suitable substitute form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the withholding agent a validly completed and executed IRS Form W-8ECI (or a suitable substitute form) before the payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or a suitable substitute form) generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 15 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The withholding agent will determine a stockholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or a suitable substitute form) or IRS Form W-8ECI (or a suitable substitute form)) received from the Non-U.S. Holder unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 15 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and information reporting, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 15.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, you must contact Dominion Shareholder Services to receive the additional documents you will need to complete in order to tender your shares. Please contact them at 1-800-552-4034 or at shareholder.services@dom.com. Please allow at least 10 days for processing the additional documents.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time on or after Wednesday, September 5, 2007, unless such shares have already been accepted for payment by us as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

Participants in our Savings Plans who wish to have the trustee withdraw previously tendered shares attributable to their plan account must follow the procedures set forth in the “Letter to Dominion Savings Plans Participants” sent separately to each plan participant who holds our common stock.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we (a) will determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (b) will accept for payment and pay for, and thereby purchase, up to 55,000,000 shares (or such additional number of shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are properly tendered at or below the purchase price, and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until at least five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense as promptly as practicable after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates or DRS Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered pursuant to the Offer prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 15, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares. The conditional tender provisions do not apply to participants in our Savings Plans.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if more than 55,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration factor, after taking into account the priority given to tenders of Odd Lots, based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 55,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 55,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Time any of the following events has occurred (or has been determined by Dominion to have occurred) that, in Dominion’s reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by Dominion), makes it inadvisable to proceed with the Offer or with acceptance of the shares for payment:

•

There has been threatened or instituted or shall be pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

otherwise could reasonably be expected to materially adversely affect our or our subsidiaries’ business, condition (financial or otherwise), assets, results of operations or prospects or the value of the shares;

•

There has occurred any change on or after July 8, 2007 that we deem material in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to adversely affect the business, condition (financial or otherwise), assets, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or value of the shares or otherwise materially impairs the benefits of the Offer to us or the contemplated future conduct of our business, or adversely affects trading in the shares;

•

There has occurred a general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

There has occurred on or after July 8, 2007 a commencement or escalation of a war, armed hostilities or other international or national calamity including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business;

•

There has been a limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in Dominion’s reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

•

There has been a decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on July 6, 2007, or any significant increase in interest rates after July 6, 2007; or

•

A tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving Dominion or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the Offer or in connection with our planned dispositions of businesses described in Section 2);

•	We learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before July 8, 2007);

•

any entity, group or person who has filed with the SEC a Schedule 13D or Schedule 13G relating to Dominion on or before July 8, 2007 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares;

•

any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•

any entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries (other than in connection with our planned dispositions of businesses, described in Section 2);

•

Any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third party consents required to be obtained in connection with the Offer shall not have been obtained;

•

Any change or changes have occurred or are threatened in the business, condition (financial or otherwise), assets, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares that has or could reasonably be expected to have a material adverse effect on us or our subsidiaries; or

•

We determine that the consummation of the Offer and the purchase of the shares pursuant to the Offer may either cause the shares to be held of record by less than 300 persons or cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for the sole benefit of Dominion and may be asserted by Dominion regardless of the circumstances (other than any action or omission to act by Dominion) giving rise to any condition, and may be waived by Dominion, in whole or in part, at any time and from time to time in its discretion. Dominion’s failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if Dominion waives any of the conditions described above, it may be required to extend the Expiration Time. Any determination by Dominion concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares

The shares are listed for trading on the NYSE under the symbol “D.” The following table sets forth, for each of the periods indicated the high and low sales prices per share as reported on the NYSE and the dividend paid per share.

	High	Low	Dividends
Year Ended December 31, 2005

First Quarter	$76.01	$66.51	$0.67

Second Quarter	76.85	67.75	0.67

Third Quarter	86.84	72.20	0.67

Fourth Quarter	86.95	73.80	0.67
Year Ended December 31, 2006

First Quarter	$80.42	$68.89	$0.69

Second Quarter	76.02	68.72	0.69

Third Quarter	81.41	74.44	0.69

Fourth Quarter	84.44	76.04	0.69
Year Ended December 31, 2007

First Quarter	$89.42	$79.67	$0.71

Second Quarter	93.50	80.05	0.71

Third Quarter through July 6, 2007	87.73	85.90	—

On July 6, 2007, the last reported sales price on the NYSE was $86.19 per share. We announced our intention to make the Offer before the open of trading on the NYSE during the morning of June 28, 2007. On June 27, 2007, the closing sales price of the shares on the NYSE was $83.55 per share. We urge stockholders to obtain a current market price for the shares before deciding whether, and at what price or prices, to tender their shares. Dividends on Dominion common stock are paid as declared by our Board of Directors. Dividends are typically paid on the 20th day of March, June, September and December.

9.	Source and Amount of Funds

Assuming that we purchase 55,000,000 shares in the Offer at the maximum purchase price of $92.00 per share, we expect that approximately $5.1 billion will be required to purchase such shares and to pay related fees and expenses. The Company intends to pay for the shares tendered in the Offer and related expenses from our cash, including cash derived from the sale of most of our exploration and production assets.

10.	Certain Information Concerning the Company

Dominion is a fully integrated gas and electric energy holding company headquartered in Richmond, Virginia. As of March 31, 2007, we had approximately $48.6 billion in assets.

We manage our daily operations through four primary operating segments: Dominion Delivery, Dominion Energy, Dominion Generation and Dominion E&P. In addition, we report a Corporate segment that includes our corporate, service company and other functions. Our assets remain wholly owned by us and our legal subsidiaries.

Dominion Delivery includes our regulated electric and gas distribution and customer service business, as well as nonregulated retail energy marketing operations.

Dominion Energy includes our regulated electric transmission, natural gas transmission pipeline and underground natural gas storage businesses and the Cove Point LNG facility. It also includes gathering and extraction activities, certain Appalachian natural gas production and producer services, which consist of aggregation of gas supply, market-based services related to gas transportation and storage and associated gas trading.

Dominion Generation includes the generation operations of our electric utility and merchant fleet, as well as energy marketing and price risk management activities associated with our generation assets.

Dominion E&P includes our gas and oil exploration, development and production operations. In November 2006, we announced our decision to sell all of our exploration and production assets except our Appalachian properties, which accounted for approximately 15% of proved reserves and 8% of average daily production at December 31, 2006. We completed the sale of our Canadian operations for approximately $624 million on June 26, 2007, and completed the sale of our offshore Gulf of Mexico operations for approximately $4.7 billion on July 2, 2007. We have pending sales for our Permian Basin, Rockies and Mid-Continent assets that are expected to close by the end of the third quarter of 2007. We expect to receive total aggregate gross proceeds from our exploration and products asset sales of approximately $13.9 billion.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and executive officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules), including the financial statements and accompanying notes contained in those documents, that have been previously filed with the SEC. These documents contain important information about us.

Our SEC Filings	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2006

Quarterly Report on Form 10-Q	Quarter ended March 31, 2007

Current Reports on Form 8-K	Filed on January 31, 2007 (with respect to Item 5.02), February 13, 2007, March 2, 2007, April 5, 2007, April 30, 2007, June 1, 2007, June 7, 2007, June 15, 2007, June 25, 2007, July 3, 2007, July 6, 2007, July 9, 2007 and July 9, 2007.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing us at: Corporate Secretary, Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at www.dom.com. Information on our website does not form a part of the Offer.

11.	Certain Financial Information

Historical Financial Information. Dominion incorporates by reference the financial statements and accompanying notes included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Item I of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Unaudited Pro Forma Consolidated Financial Data. Set forth below is certain pro forma financial information that shows certain of the Company’s historical information, certain pro forma financial information showing the effects of the Company’s approximately $13.9 billion divestiture of most of its exploration and production assets (except its Appalachian operations) in a series of transactions expected to be completed by the end of the third quarter of 2007 and certain pro forma financial information, as adjusted, showing the combined effect of the divestitures and the use of proceeds from those sales to complete this Offer and the following debt reductions: $2.5 billion in long term debt being retired pursuant to our pending Offer to Purchase dated June 13, 2007 which is scheduled to expire on July 11, 2007; $500 million of bank debt incurred at our Consolidated Natural Gas Company (“CNG”) subsidiary which was repaid prior to the merger of that subsidiary with and into Dominion, effective June 30, 2007; $200 million of junior subordinated notes originally issued by CNG, which have been called for redemption on July 17, 2007; and $200 million of senior notes originally issued by our and CNG’s subsidiary Dominion Oklahoma Texas Exploration & Production, Inc., which were redeemed on June 29, 2007.

The accompanying unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of Dominion and the accompanying notes, which are incorporated by reference in this Offer to Purchase. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and do not purport to represent what Dominion’s financial position or results of operations would actually have been had the divestitures occurred on the dates set forth below or to project results of operations or financial position for any future period.

The pro forma as adjusted amounts have been calculated assuming that we complete the Offer for 55,000,000 shares at the maximum price of $92.00 per share. These amounts do not reflect adjustments for share repurchases other than those that may occur pursuant to the Offer. The pro forma earnings per share and book value per share may change materially if significantly fewer shares are purchased pursuant to the Offer or if the shares are purchased at a price less than the maximum price of $92.00 per share.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA

	At March 31, 2007
	Historical	Pro forma for E&P Dispositions	Pro forma, as adjusted
	(In millions)
ASSETS
Current Assets	$7,264	$20,625	$11,952
Investments	3,853	3,846	3,846
Property, Plant and Equipment
Property, plant and equipment	44,404	35,001	35,001
Accumulated depreciation, depletion and amortization	(14,570)	(14,369)	(14,369)

Total property, plant and equipment, net	29,834	20,632	20,632
Deferred Charges and Other Assets	7,624	6,478	6,478

Total assets	48,575	51,581	42,908

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	10,960	14,385	13,653
Long-Term Debt
Long-term debt	12,371	12,371	9,903
Junior subordinated notes payable	1,950	1,950	1,744

Total long-term debt	14,321	14,321	11,647
Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	5,944	3,843	3,843
Other	4,103	3,751	3,751

Total deferred credits and other liabilities	10,047	7,594	7,594

Total liabilities	35,328	36,300	32,894

Minority Interest	27	27	27

Subsidiary Preferred Stock Not Subject to Mandatory Redemption	257	257	257

Common Shareholders’ Equity
Common stock - no par	11,344	11,344	6,284
Other	1,619	3,653	3,446

Total common shareholders’ equity	12,963	14,997	9,730

Total liabilities and shareholders’ equity	$48,575	$51,581	$42,908

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31, 2006
	Historical	Pro forma for E&P Dispositions(1)	Pro forma, as adjusted
	(In millions, except per share data amounts)
Operating Revenue	$16,482	$13,500	$13,500

Operating Expenses
Electric fuel and energy purchases	3,236	3,236	3,236
Purchased electric capacity	481	481	481
Purchased gas	2,937	2,528	2,528
Other energy-related commodity purchases	1,022	857	857
Other operations and maintenance	3,280	2,862	2,862
Depreciation, depletion and amortization	1,606	863	863
Other taxes	575	443	443

Total operating expenses	13,137	11,270	11,270

Income from operations	3,345	2,230	2,230

Other income	174	172	172
Interest and related charges	1,030	1,029	775

Income from continuing operations before income tax expense and minority interest	2,489	1,373	1,627
Income tax expense	920	512	611
Minority interest	6	6	6

Income from continuing operations	$1,563	$855	$1,010

Earnings Per Share
Income from continuing operations - Basic	$4.47	$2.44	$3.43
Income from continuing operations - Diluted	$4.45	$2.43	$3.41

Weighted average shares outstanding - Basic	349.7	349.7	294.7
Weighted average shares outstanding - Diluted	351.6	351.6	296.6

(1)	Reflects the disposition of all of our non-Appalachian E&P assets as if it had occurred on January 1, 2006.

See the accompanying notes to the unaudited pro forma consolidated financial data, which are an integral part of this data.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended March 31, 2007
	Historical	Pro forma for E&P Dispositions(1)	Pro forma, as adjusted
	(In millions, except per share amounts)
Operating Revenue	$4,712	$4,084	$4,084

Operating Expenses
Electric fuel and energy purchases	918	918	918
Purchased electric capacity	119	119	119
Purchased gas	1,148	1,112	1,112
Other energy-related commodity purchases	56	56	56
Other operations and maintenance	857	711	711
Depreciation, depletion and amortization	422	221	221
Other taxes	184	145	145

Total operating expenses	3,704	3,282	3,282

Income from operations	1,008	802	802

Other income	50	50	50
Interest and related charges	259	259	196

Income from continuing operations before income tax expense and minority interest	799	593	656
Income tax expense	313	238	263
Minority interest	5	5	5

Income from continuing operations	$481	$350	$388

Earnings Per Share
Income from continuing operations—Basic	$1.38	$1.00	$1.32
Income from continuing operations—Diluted	$1.37	$1.00	$1.31

Weighted average shares outstanding—Basic	348.4	348.4	293.4
Weighted average shares outstanding—Diluted	350.8	350.8	295.8

(1)	Reflects the disposition of all of our non-Appalachian E&P assets as if it had occurred on January 1, 2007.

See the accompanying notes to the unaudited pro forma consolidated financial data, which are an integral part of this data.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The foregoing unaudited pro forma, as adjusted consolidated financial data assumes that 55,000,000 shares are purchased at the maximum purchase price of $92.00 per share. The table below summarizes the impact on cash, stockholders’ equity, book value per share, and diluted earnings per share of each 1,000,000 share decrease in the number of shares purchased at the minimum purchase price, midpoint of the price range, and maximum purchase price.

Impact of Each 1,000,000 Share Decrease in Number of Shares Purchased

	Purchase Price of Shares in the Offer
	Minimum $82	Mid-point $87	Maximum $92
Cash and stockholders’ equity as of March 31, 2007 (in millions)	$82	$87	$92
Book value per share as of March 31, 2007	$0.16	$0.18	$0.20
Diluted EPS for the quarter ended March 31, 2007	$0.004	$0.004	$0.004

12.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of June 30, 2007, there were 348,905,095 shares of our common stock outstanding. The 55,000,000 shares we are offering to purchase under the Offer represent approximately 16% of the total number of outstanding shares as of June 30, 2007.

As of June 30, 2007, our directors and executive officers as a group (22 persons) beneficially owned an aggregate of 2,938,271 shares, representing less than one percent of the total number of outstanding shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. However, some of our directors and executive officers have pre-existing 10b5-1 stock trading plans. Through these plans, these directors or executive officers may engage in sales of shares in the open market during the duration of the Offer at prevailing market prices that may be higher than the purchase price to be paid to stockholders in the Offer.

The following table sets forth, as of June 30, 2007, the aggregate number and percentage of shares of our common stock that were beneficially owned by our directors and executive officers. Assuming we purchase 55,000,000 shares in the Offer and no director or executive officer tenders any shares in the Offer, our executive officers and directors as a group will own approximately one percent of our outstanding shares.

The address of each person listed is c/o Corporate Secretary at Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219.

Name of Beneficial Owner(1)	Shares	Deferred Stock Accounts(2)	Restricted Shares	Exercisable Stock Options	Total(3)(4)
Peter W. Brown	9,559	1,066	—	—	10,625
George A. Davidson, Jr.	105,917	2,448	—	8,000	116,365
Thomas F. Farrell, II (5)	145,741	—	140,964	400,000	686,705
John W. Harris	31,474	12,032	—	8,000	51,506
Robert S. Jepson, Jr.	36,865	1,066	—	—	37,931
Mark J. Kington	16,907	3,115	—	—	20,022
Benjamin J. Lambert, III	2,477	5,550	—	22,000	30,027
Margaret A. McKenna	1,977	10,155	—	—	12,132
Frank S. Royal	4,166	5,830	—	12,000	21,996
David A. Wollard	6,557	—	—	22,000	28,557
Thomas N. Chewning (6)	122,377	—	69,380	350,000	541,757
Eva S. Hardy	25,087	—	13,132	—	38,219
Jay L. Johnson	33,036	—	27,008	—	60,044
Paul D. Koonce	23,205	—	27,008	100,000	150,213
Mark F. McGettrick	28,681	—	32,517	33,334	94,532
Duane C. Radtke	42,012	—	62,862	587,500	692,374
David A. Christian	20,990	—	21,448	—	42,438
Mary C. Doswell	24,051	—	20,372	—	44,423
G. Scott Hetzer	31,640	—	11,215	70,000	112,855
Steven A. Rogers	10,799	—	8,519	40,000	59,318
James L. Sanderlin	33,176	—	18,455	—	51,631
James F. Stutts	21,511	—	13,090	—	34,601
All directors and executive officers as a group (22 persons)	778,205	41,262	465,970	1,652,834	2,938,271

Footnotes:

(1)	Indicates shares of Dominion common stock beneficially owned. “Beneficial Ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination, and the right to acquire such power, including through the exercise of stock options, within 60 days.

(2)	Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen Deferred Cash Compensation Plan accounts.

(3)	Based on 348,905,095 shares outstanding as of June 30, 2007, our directors and executive officers, both individually and as a group, owned less than 1% of the total shares outstanding.

(4)	Our directors and executive officers have advised us that they do not plan to participate in the Offer. Based on 293,905,095 shares expected to be outstanding following the Offer, assuming that 55,000,000 shares are purchased in the Offer, none of our directors or executive officers will individually own more than 1% of the shares outstanding; as a group, they will own approximately 1%.

(5)	Mr. Farrell disclaims beneficial ownership of 399 shares.

(6)	Mr. Chewning pledged 96,960 shares as collateral for a Wachovia Bank loan to a nonprofit organization. Based on the June 29, 2007 closing price of $86.31, if the loan for which these shares are pledged defaults, Wachovia has the right to approximately 37,290 shares.

Savings Plans. We have nine savings plans in the United States that qualify under Section 401(k) of the Code (the “Savings Plans”). Participating U.S. employees may contribute a percentage of their eligible compensation, but not more than statutory limits. We contribute a matching contribution each pay period that varies according to the plan and, in some cases, the seniority of the participant. Investment options in the plans include our common stock. Generally, our matching contributions are initially invested in our common stock fund and participants may change the investment of those matching contributions to other investments at any time.

Annual Incentive Plan. Under the 2007 Annual Incentive Plan, Dominion’s officers are eligible for an annual performance-based award. The plan will be funded based on the achievement of consolidated operating earnings goals. For all of Dominion’s named executive officers, pay-out of incentives under the plan will be based solely on the achievement of the consolidated operating earnings goals. For all other officers and employees, awards will be distributed out of the available funding based on the achievement of certain pay-out goals established for them by the Compensation, Governance and Nominating Committee of the Board of Directors (“CGN Committee”). For officers in this group, the pay-out goals are weighted as follows: 25%—consolidated operating earnings; 50%—business unit operating earnings; 15%—operating and stewardship goals and 10%—Six Sigma cost savings goals. Twenty percent of the business unit operating earnings and consolidated operating earnings goals are tied to capital expenditures goals. Actual bonuses may exceed the target amount if additional consolidated operating earnings funding goals are achieved. Under the plan, the target amounts of the incentive awards are based on a percentage of base salary and are established for each executive officer based on his or her position level.

2005 Incentive Compensation Plan. The 2005 Incentive Compensation Plan (the “2005 Plan”) provides for the grant of the following types of incentive awards: performance grants, restricted stock, goal-based stock, stock options and stock appreciation rights. All employees of Dominion and its subsidiaries are eligible to receive incentive awards. The CGN Committee is responsible for administering the 2005 Plan and has the power and complete discretion to select eligible employees to receive the incentive awards and to determine the type of award and its terms and conditions. As of June 30, 2007, a total of 14,136,701 shares of Dominion common stock were available for issuance to participants under the 2005 Plan.

The 2007 Long-Term Compensation Program (the “2007 Program”) was established by the CGN Committee under the 2005 Plan. The 2007 Program consists of two components of initial equal value: a restricted stock grant and a cash-based performance grant. The restricted stock is subject to a three-year cliff vesting period, while payout of the performance grant will be based on the achievement of two performance metrics: total shareholder return versus the 2007 peer group and return on invested capital. Payout on the performance grant will be made by March 15, 2009, with the amount of the award to vary depending on the level of achievement of the performance metrics.

Recent Securities Transactions

Based on our records and to the best of our knowledge, during the 60 days prior to July 10, 2007, no transactions in our common stock have been effected by us, except as follows:

•	Customary and ongoing purchases of shares through an independent agent for Dominion Direct and our Savings Plans.

•	We made the following purchases of shares under our stock repurchase program at the average prices per share indicated in the table below.

Date	Shares Bought	Average Price per Share
May 21, 2007(1)	813,498	$85.47
June 12, 2007	200,000	$82.50
June 13, 2007	200,000	$82.13
June 14, 2007	200,000	$83.70
June 15, 2007	200,000	$82.66
June 18, 2007	200,000	$83.94
June 19, 2007	200,000	$84.90
June 20, 2007	200,000	$85.96

(1)

In December 2006, we entered into a pre-paid accelerated share repurchase agreement (“ASR”) with a financial institution as the counterparty. Under the ASR, we were ultimately to receive between 5.6 million and 6.5 million shares in exchange for the prepayment of $500 million. At the time of execution of the ASR, the counterparty delivered to us 5,036,498 shares. The final number of shares to be delivered to us under the ASR was determined by a volume weighted average price of our common stock over the period December 12, 2006 through May 16, 2007. On May 21, 2007, we received an additional 813,498 shares from the counterparty. The weighted average price for all the purchases under the ASR was $85.47 per share.

Based on our records and to the best of our knowledge, during the 60 days prior to July 10, 2007, no transactions in our common stock have been effected by our executive officers, directors, affiliates or subsidiaries except as described below other than customary and ongoing purchases of shares under our Savings Plans and the reinvestment of dividends under Dominion Direct.

Recent Securities Transactions

Name	Date	Number of Shares	Share Price		Transaction
Thomas N. Chewning	May 11, 2007	5,735	$89.75	(1)	Sale(4)
Thomas N. Chewning	May 15, 2007	25,000	$90.88	(2)	Sale(5)
Mary C. Doswell	May 11, 2007	1,112	$89.75	(1)	Sale(4)
Thomas F. Farrell, II	May 11, 2007	9,467	$89.75	(1)	Sale(4)
Eva S. Hardy	May 11, 2007	882	$89.75	(1)	Sale(4)
Eva S. Hardy	June 14, 2007	1,196	N/A		Gift(6)
G. Scott Hetzer	May 10, 2007	5,000	$89.83	(2)	Sale(7)
G. Scott Hetzer	May 11, 2007	882	$89.75	(1)	Sale(4)
Jay L. Johnson	May 11, 2007	2,029	$89.75	(1)	Sale(4)
Mark J. Kington	May 31, 2007	69	$88.59	(3)	Purchase
Mark J. Kington	June 7, 2007	3,000	$82.53	(2)	Purchase
Paul D. Koonce	May 11, 2007	1,549	$89.75	(1)	Sale(4)
Benjamin J. Lambert	May 31, 2007	46	$88.59	(3)	Purchase
Mark F. McGettrick	May 11, 2007	2,029	$89.75	(1)	Sale(4)
Duane C. Radtke	May 11, 2007	4,953	$89.75	(1)	Sale(4)
Steven A. Rogers	May 11, 2007	404	$89.75	(1)	Sale(8)
Steven A. Rogers	June 11, 2007	1,195	$83.67		Purchase(7)
James L. Sanderlin	May 11, 2007	1,078	$89.75	(1)	Sale(4)

(1)	The average of the high and low share price on the day prior to the applicable transaction date, per the Company’s Incentive Compensation Plan.
(2)	Weighted average share price.
(3)	The closing share price on the last trading day of the month, for shares acquired under the Company’s Non-Employee Director Compensation Plan.
(4)	Shares withheld to pay taxes on vested restricted stock.
(5)	Sale of 25,000 shares in connection with a 10b5-1 trading plan for the exercise of an option to purchase 25,000 shares at an exercise price of $59.96 per share.
(6)	Charitable contributions to institutions of higher learning.
(7)	Sale of 5,000 shares in connection with a 10b5-1 trading plan for the exercise of an option to purchase 5,000 shares at an exercise price of $59.96 per share.
(8)	Discretionary share purchase under the Company’s Savings Plan.

13.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

14.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

15.	Material United States Federal Income Tax Consequences

The following summary describes the material United States federal income tax consequences of the Offer as of the date hereof to U.S. Holders (as defined below). The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, published positions of the IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under United States federal income tax laws (such as financial institutions, broker-dealers, insurance companies, cooperatives, expatriates, tax-exempt organizations, regulated investment companies or real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, persons that have a functional currency other than the U.S. dollar, persons that acquired their common stock through the exercise of an employee stock option or otherwise as compensation, or persons that are, or hold their common stock through, partnerships or other pass-through entities), or to persons who hold common stock as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. In addition, this discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences or any tax consequences other than United States federal income tax consequences. This summary deals only with persons who hold common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

A “U.S. Holder” means a beneficial owner of shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and each partner in such partnership should consult its own tax advisor about the United States federal income tax consequences of a sale of shares for cash pursuant to the Offer.

Each stockholder is urged to consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer. In addition, Non-U.S. Holders should also see Section 3 for a discussion of applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

United States Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer. The sale of shares by a stockholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes (and likely will be a taxable transaction for state and other income tax purposes). The United States federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for United States federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder will be a “complete termination” if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the Offer and, with respect to shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly urged to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of the outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely-held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender of shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. U.S. Holders are urged to consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

U.S. Holders are urged to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s tax basis in the shares will be equal to the cost of the shares to the U.S. Holder, as adjusted thereafter. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 15%). A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment. If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety as ordinary income without a reduction for the U.S. Holder’s tax basis of the shares exchanged, and the tax basis of such exchanged shares would be added to the tax basis of the U.S. Holder’s remaining shares, if any. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of the U.S. Holder’s tax basis in the shares (with a corresponding reduction in such U.S. Holder’s tax basis until reduced to zero), and then as gain from the sale or exchange of the shares. The amount of the current and accumulated earnings and profits of the Company has not been established.

If a sale of shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividends received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares. Provided that minimum holding period requirements are met, and subject to certain limitations for hedged positions, generally dividend income with respect to non-corporate U.S. Holders (including individuals) is eligible for U.S. federal income taxation at a maximum rate of 15%.

See Section 3 with respect to the application of United States federal income tax withholding and backup withholding.

The U.S. federal tax discussion set forth above may not be applicable depending upon a stockholder’s particular situation. U.S. Holders should consult their own tax advisors concerning the tax implications of the tender offer under applicable federal, state or local laws. Non-U.S. Holder’s should also consult their own tax advisors regarding the tax consequences unique to stockholders who are not U.S. persons.

Tax Considerations For Participants in Our Savings Plans

Special tax considerations apply to participants in our Savings Plans who own an interest in Company Stock through the plans. These participants should see the special tax information contained in the “Letter to Dominion Savings Plans Participants” sent to participants in the plans along with this Offer to Purchase.

Tax Considerations for Holders of Common Stock that Do Not Tender any Shares in the Offering

The Offer will have no United States federal income tax consequences to holders of our common stock that do not tender any shares in the Offer.

16.	Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of or information concerning, the Offer. If (1) we (a) increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of the outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 16, the Offer will be extended until the expiration of such period of ten business days.

17.	Fees and Expenses

We have retained Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) to act as the Dealer Managers and our financial advisers in connection with the Offer. In their role as Dealer Managers, Morgan Stanley and Merrill Lynch may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact them. Morgan Stanley and Merrill Lynch will receive reasonable and customary compensation. We also have agreed to reimburse Morgan Stanley and Merrill Lynch for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify Morgan Stanley and Merrill Lynch against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Morgan Stanley and Merrill Lynch and their respective affiliates have in the past provided, and in the future may provide, financial advisory and financing services to us, for which services they have received, and would expect to receive, customary compensation from us. Additionally, in the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Morgan Stanley and Merrill Lynch and their respective affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We also have retained Georgeson Inc. to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Section 3 hereof.

18.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. lf, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer or regarding the purchase price or prices at which you may tender shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.

July 10, 2007

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail, Overnight Delivery or by Hand:

17 Battery Place, 8th Floor

Attn: Reorganization Dept.

New York, NY 10004

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A PROPER DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

17 State Street, 10th Floor

New York, NY 10004

Banks and brokers call: (212) 440-9800

All others call toll-free: (888) 605-7548

The Dealer Managers for the Offer are:

Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036 (866) 818-4954 (toll-free)	Merrill Lynch & Co. Special Equity Transactions 4 World Financial Center New York, NY 10080 (609) 818-8000 (877) 653-2948 (toll-free)